UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 24, 2014

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7911 Herschel Avenue, Suite 201 La Jolla, CA 92037
(Address of principal executive offices)

(858) 459-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01   Entry into a Material Definitive Agreement.

On April 24, 2014, Reven Housing REIT, Inc. (the “Company”) entered into a Single Family Homes Real Estate Purchase and Sale Agreement (the “Agreement”) with H&J Properties, LLC, a Tennessee limited liability company (the “Seller”), to purchase a portfolio of 48 single family homes located in Memphis, Tennessee from the Seller. The Seller is unaffiliated with the Company. The Agreement provides for a deposit of $38,000 within five business days of the execution of the Agreement, and the total contract purchase price for the 48 properties is $3,800,000, excluding closing costs and subject to certain adjustments. The properties collectively encompass an aggregate of 86,103 rental square feet, of which 28 properties are subject to one-year leases with tenants, 15 properties are subject to a month-to-month leases, and the remaining five properties are vacant as of the date of this report.

For a period of 45 days commencing on the effective date of the Agreement (the “Due Diligence Period”), the Buyer may conduct inspections to determine any necessary repairs or improvements to bring the properties into compliance with the applicable local building code and/or repairs if recommended. The costs for any such repairs will be deducted from the purchase price under certain conditions unless the Seller agrees to complete all such repairs within 45 days of the closing. The Agreement contains customary representations and warranties by the Seller, and the Buyer would be obligated to purchase the properties only after satisfaction of agreed upon closing conditions.

The Agreement provides that the closing for the purchase of the properties is to occur within 30 days after the expiration of the Due Diligence Period. There can be no assurance that the Buyer will consummate the acquisition.

The Agreement is attached hereto as Exhibits 10.1 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed with this report:

Exhibit 10.1	Single Family Homes Real Estate Purchase and Sale Agreement (Memphis 48)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: April 29, 2014	/s/ Chad M. Carpenter
Chad M. Carpenter
Chief Executive Officer